EXHIBIT 99.2

Avon Announces Early Tender Date Results of Cash Tender Offer for 2020 Notes

LONDON, July 3, 2019 /PRNewswire/ -- Avon Products, Inc. (NYSE: AVP) (“Avon”) announced today the early results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 4.600% Notes due 2020 (the “Notes”).

The following table presents the aggregate principal amount of Notes accepted and not validly withdrawn as of 5:00 p.m. (New York City time) on July 2, 2019 (the “Early Tender Date”):

Notes	CUSIP Number	Principal Amount Outstanding	Aggregate Principal Amount Tendered as of the Early Tender Date	Total Consideration(1)
4.600% Notes due 2020(2)	054303AX0	$386,988,000	$274,270,000	$1,027.70

(1)
Per $1,000 principal amount of the Notes. Total Consideration includes an early tender premium.  Excludes accrued and unpaid interest up to, but not including, the Early Settlement Date (as defined below), which will be paid in addition to the Total Consideration.

(2)	The interest rate payable on Avon’s 4.600% Notes due 2020 is subject to adjustment in the event of a change in credit ratings and is currently at an interest rate of 6.600% per annum.

Avon has accepted for purchase all of the Notes validly tendered at or prior to the Early Tender Date, and the settlement for such Notes occurred on July 3, 2019 (the “Early Settlement Date”). Subject to the terms and conditions of the Tender Offer described in the Offer to Purchase dated June 19, 2019 (the “Offer to Purchase”), holders who have not tendered their Notes as of the Early Tender Date are eligible to tender their Notes at or prior to 11:59 p.m. (New York City time) on July 17, 2019, as such date and time may be extended by Avon, and receive the tender offer consideration of $997.70 per $1,000 aggregate principal amount of Notes validly tendered, plus accrued and unpaid interest up to, but not including, the final settlement date. Notes tendered after the Early Tender Date and at or prior to the Expiration Date may not be withdrawn, unless Avon is required to extend withdrawal rights under applicable law.

Avon has retained Goldman Sachs & Co. LLC to serve as the Dealer Manager for the Tender Offer. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 357-3316 (collect). Requests for the Offer to Purchase may be directed to D.F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 769-4414 (toll free) or by email at  avon@dfking.com.

Avon is making the Tender Offer only by, and pursuant to, the terms of the Offer to Purchase. None of us, our board of directors, the Dealer Manager or the Tender Agent and Information Agent make any recommendation as to whether Holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of such Notes. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Avon by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation,” “could,” “will,” “would” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions, expectations, plans and forecasts regarding Avon’s current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events.

Additional information identifying such factors is contained in Item 1A of Avon’s Annual Report on Form 10-K for the year ended December 31, 2018, Avon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, Avon’s Current Reports on Form 8-K filed on May 22, 2019 and May 24, 2019, other reports and documents Avon files with the Securities and Exchange Commission and the risks described under “Certain Significant Considerations” in the Offer to Purchase. Avon undertakes no obligation to update any forward-looking statements.

All forward-looking statements contained in this release are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are or were made, and Avon does not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.

About Avon Products, Inc.

For 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women. Millions of independent Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis. Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1 billion to women’s causes through Avon and the Avon Foundation.

Media Inquiries:
Natalie Deacon, Executive Director Communications, Avon Products, Inc.
+ 44(0) 7725 150853
Email: media.enquiries@avon.com / natalie.deacon@avon.com

Investor Relations:
Amy Greene, Vice President, Investor Relations, Avon Products, Inc.
+ 001 212 282 5320
Email: amy.greene@avon.com